Exhibit 99.1
Warwick Valley Telephone Requests Nasdaq Extension
(Warwick, New York, August 1, 2005—Nasdaq: WWVYE; the Company) Warwick Valley Telephone Company announced today that they have requested that the Nasdaq National Market extend the Company’s July 29, 2005 deadline to file its Annual Report on Form 10-K for year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the first quarter of 2005 in order to avoid the delisting of its Common Shares. The Company does not know whether its request will be granted, or, if it is, when any new deadline might be; it understands, however, that its Common Shares will not be delisted while Nasdaq considers the request for an extension.
As previously reported, the Company received a notice from the Listing Qualifications Department of The Nasdaq National Market, Inc., dated April 5, 2005, stating that the Company had failed to comply with Nasdaq’s Marketplace Rule 4310(c)(14) because it had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Company’s late filing of the Form 10-K is due to the complex nature of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the fact that the Company encountered unanticipated delays in connection with its evaluation and testing in its assessment of its internal control over financial reporting. The delays have not resulted from the discovery of circumstances which would require any restatement of its prior financials.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Please refer to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.